                                                                    Exhibit 99.1

               Ark Restaurants Announces Financial Results for the Second Quarter and Six Months Ended March 27, 2004

CONTACT:
Robert Towers
(212) 206-8800
bob@arkrestaurants.com

NEW YORK, New York -- May 11, 2003 -- Ark Restaurants Corp. (NASDAQ:ARKR) today reported financial results for the second quarter and six month periods ended March 27, 2004.

As of March 27, 2004, the Company's borrowings on its credit facility had been reduced to $2,925,000 as compared to $16,008,000 outstanding as of March 29, 2003. As of today's date, the Company has fully repaid all of its bank debt.

For the three months ended March 27, 2004, total revenues were $25.7 million versus $23.3 million in the same period last year. Revenues for both periods were adjusted as a result of the sale of the Company's Lorelei, La Rambla and Jack Rose restaurants, the disposal of the Company's Lutece restaurant, and their reclassification to discontinued operations as required by Generally Accepted Accounting Principles. The Company's income from continuing operations increased to $504,000, or $0.15 per diluted share, during the second quarter of 2004, up from $292,000, or $0.09 per diluted share, for the same period last year. Income from continuing operations was positively effected in last year's second quarter (2003) due to the recovery during this period of $366,000 in insurance proceeds for repairs to The Grill Room, a restaurant located in the World Financial Center, which was damaged in the attack on the World Trade Center on September 11, 2001.

Total revenues for the six-month period ended March 27, 2004 were $51.4 million versus $47.0 million in the six months ended March 29, 2003. Revenues for both of these periods were likewise adjusted as a result of the sale or disposition of the restaurants mentioned above and their reclassification to discontinued operations as required by Generally Accepted Accounting Principles. The Company's income from continuing operations increased to $1.0 million, or $0.30 per diluted share, during the first six months of the Company's 2004 fiscal year, up from $323,000, or $0.10 per diluted share, for the same period last year.

Company-wide same store sales increased 10.1% during the second quarter ended March 27, 2004 compared with last year's second quarter. Same store sales in Las Vegas increased by $1,735,000 or 11.1% in the second quarter compared to the second quarter of 2003 as a result of continued strong business in Las Vegas, coupled with the addition of 90 seats at Gallagher's Steakhouse in the New York
- New York Hotel and Casino and the opening of a new tower of hotel rooms at the Venetian Casino Resort, which positively effected the Company's operations in that hotel. Same store sales in New York increased $301,000 or 5.7% during the second quarter as the New York market showed signs of recovery. Same store sales in Washington D.C. increased by $314,000 or 13.1% during the second quarter as tourism has shown improvement in that market.

The Company had a net loss of $114,000, including discontinued operations, for the second quarter compared to net income of $30,000 a year ago and experienced a second quarter loss of $0.04 per fully diluted share versus a gain of $0.01 per share during the previous year's second quarter. For the six-month period ended March 27, 2004, the Company had net income of $441,000, or $0.13 per diluted share, compared to a net loss of $85,000, or $0.03 per diluted share, for the six-months ended March 29, 2003. Net income during the second quarter of 2004 was negatively effected by a one-time expense of $470,000 related to pension plan contributions required in connection with the closing of the Company's Lutece restaurant in New York City. For the three months ended March 27, 2004, EBITDA was $917,000 versus $1.1 million in the second quarter last year. EBITDA for the six-month period ended March 27, 2004 was $2.8 million versus $2.2 million during the same six-month period last year.

The Company also opened five fast food facilities in Tampa, Florida during the quarter and eight fast food facilities in Hollywood, Florida on the date of this press release, each at a Hard Rock Hotel and Casino operated by the Seminole Indian Tribe at these locations.

Michael Weinstein, President & CEO of Ark Restaurants Corp., stated "More than half of our sales are being generated from our operations in Las Vegas gaming facilities. Also, our newest facilities are now also open in the Tampa and Hollywood Hard Rock Hotel and Casinos. Since the attack on the World Trade Center on September 11, 2001, Ark has been able to completely repay approximately $25 million of bank debt. Strong demand in our restaurants continues. Same store sales for the month of April increased 16% compared to the same month last year."

Ark Restaurants owns and operates 22 restaurants and bars, 26 fast food concepts, catering operations and wholesale and retail bakeries. Nine restaurants are located in New York City; nine in Las Vegas, Nevada; and four in Washington, DC. The Las Vegas operations include three restaurants within the New York-New York Hotel & Casino Resort and operation of the Resort's room service, banquet facilities, employee dining room and eight food court concepts; four restaurants and bars within the Venetian Casino Resort as well as four food court concepts. The Company also owns and operates one restaurant within the Forum Shops at Caesar's Shopping Center and one restaurant at the Neonopolis Center at Fremont Street.

Except for historical information, this news release contains forward-looking statements, which involve unknown risks, and uncertainties that may cause the company's actual results or outcomes to be materially different from those anticipated and discussed herein. Important factors that might cause such differences are discussed in the Company's fillings with the Securities and Exchange Commission.

ARK RESTAURANTS CORP.
Consolidated Income Statement
For the 13 and 26 week periods ended March 27, 2004 and March 29, 2003 (In Thousands, Except per share amounts)
--------------------------------------------------------

                                                                 13 Weeks Ended           26 Weeks Ended
                                                                 --------------           --------------

                                                             March 27,   March 29,    March 27,    March 29,
                                                               2004         2003         2004        2003
                                                               ----         ----         ----        ----

TOTAL REVENUES                                               $ 25,732    $ 23,392    $ 51,485    $ 47,055

COST AND EXPENSES:

Food and beverage cost of sales                                 6,692       5,715      13,306      11,584
Payroll expenses                                                8,751       8,111      17,297      16,287
Occupancy expenses                                              3,962       3,751       8,069       7,647
Other operating costs and expenses                              3,143       2,862       6,376       5,989
General and administrative expenses                             1,487       1,344       2,960       2,934
Depreciation and amortization expenses                          1,039       1,017       2,048       2,023
                                                             --------    --------    --------    --------

  Total costs and expenses                                     25,074      22,800      50,056      46,464
                                                             --------    --------    --------    --------

OPERATING INCOME (LOSS)                                           658         592       1,429         591
                                                             --------    --------    --------    --------

OTHER (INCOME) EXPENSE:

Interest expense, net                                              54         122         113         337
Other income                                                     (171)         (1)       (256)       (267)
                                                             --------    --------    --------    --------
  Total other (income) expense                                   (117)        121        (143)         70
                                                             --------    --------    --------    --------

Income (loss) from continuing operations
  before income taxes                                             775         471       1,572         521

Provision (benefit) for income taxes                              271         179         550         198
                                                             --------    --------    --------    --------

Income (loss) from continuing operations                          504         292       1,022         323

DISCONTINUED OPERATIONS:
Income (loss) from operations of discontinued restaurants        (951)       (422)       (893)       (659)

Provision (benefit) for income taxes                             (333)       (160)       (312)       (251)
                                                             --------    --------    --------    --------

Income (loss) from discontinued operations                       (618)       (262)       (581)       (408)

NET INCOME (LOSS)                                            $   (114)   $     30    $    441    $    (85)
                                                             ========    ========    ========    ========


PER SHARE INFORMATION - BASIC AND DILUTED:

Continuing operations basic                                  $    .15    $    .09    $    .32    $    .10
Discontinued operations basic                                $   (.19)   $   (.08)   $   (.18)   $   (.13)
                                                             --------    --------    --------    --------
Net basic                                                    $   (.04)   $    .01    $    .14    $   (.03)
                                                             ========    ========    ========    ========

Continuing operations diluted                                $    .15    $    .09    $    .30    $    .10
Discontinued operations diluted                              $   (.19)   $   (.08)   $   (.17)   $   (.13)
                                                             --------    --------    --------    --------
Net diluted                                                  $   (.04)   $    .01    $    .13    $   (.03)
                                                             ========    ========    ========    ========


WEIGHTED AVERAGE NUMBER OF SHARES-BASIC                         3,267       3,181       3,224       3,181
                                                             ========    ========    ========    ========

WEIGHTED AVERAGE NUMBER OF SHARES-DILUTED                       3,267       3,188       3,371       3,181
                                                             ========    ========    ========    ========

EBITDA Reconciliation
Pre tax earnings                                             $   (176)   $     49    $    679    $   (138)
Depreciation and amortization                                   1,039       1,017       2,048       2,023
Interest                                                           54         122         113         337
                                                             --------    --------    --------    --------

EBITDA (a)                                                   $    917    $  1,188    $  2,840    $  2,222
                                                             ========    ========    ========    ========


(a) EBITDA is defined as earnings before interest, taxes, depreciation and amortization and cumulative effect of changes in accounting principle. Although EBITDA is not a measure of performance or liquidity calculated in accordance with generally accepted accounting principles (GAAP), the Company believes the use of the non-GAAP financial measure EBITDA enhances an overall understanding of the Company's past financial performance as well as providing useful information to the investor because of its historical use by the Company as both a performance measure and measure of liquidity, and the use of EBITDA by virtually all companies in the restaurant sector as a measure of both performance and liquidity. However, investors should not consider this measure in isolation or as a substitute for net income, operating income, cash flows from operating activities or any other measure for determining the Company's operating performance or liquidity that is calculated in accordance with GAAP, it may not necessarily be comparable to similarly titled Measures employed by other companies. A reconciliation of EBITDA to the most comparable GAAP financial measure, net income, is included above.